EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of the 16th day of May, 2002 by and between Kirshner International, Inc.
("Company") and Donald Kirshner ("Executive").

     WHEREAS, Company and its subsidiaries wishes to, among other things, (i) develop music performance talent; (ii) acquire master rights in musical performances and other content, excluding the library common known as "Don Kirshner's Rock Concert", except to the extent otherwise described herein; (iii) engage in the music publishing and record label business; and (iv) engage in such other activities as shall, from time to time, be determined by the Company's board of directors (collectively, the "Business");

     WHEREAS, Company wishes to employ Executive as Chairman of the board of directors of the Company (the "Board"), Chief Executive
Officer and President of Company and its subsidiaries; and

     WHEREAS, Executive wishes to accept such employment and to render services to Company and its subsidiaries on the terms set forth herein and in accordance with the provisions of this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

     1. Employment. Subject to and upon the terms and provisions of this Agreement, Company hereby employs Executive and Executive hereby accepts employment by Company as its Chairman of the Board, Chief Executive Officer and President of Company and, to the extent at any time and from time to time requested by Executive, its subsidiaries.

     2.   Duties.

          (a) During the Employment Term (as defined in Paragraph 8 hereof), Executive shall serve as Chairman of the Board, Chief Executive Officer and President of Company and in such other position or positions for Company and its subsidiaries as may be agreed upon by Company and Executive or, with respect to subsidiaries of Company only, as may be requested by Executive as provided under Paragraph 1 hereof; provided, however, that, on not less than ten (10) days' prior written notice to Company, Executive may, at any time and from time to time and without liability as a result thereof, relinquish any or all positions he then holds with any subsidiaries of Company, and any such relinquishment in and of itself shall not constitute a breach of this Agreement or subject Executive to any reduction in any compensation or benefits due Executive hereunder.

          (b) Consistent with applicable law and the authority reposed in the Board, Executive shall have overall authority for and be in sole charge of all of the operations and activities of Company and its subsidiaries. Executive shall at all times during the Employment Term be the senior most officer of Company, and to the extent requested by Executive, shall report directly and solely to the Board.

          (c) Notwithstanding anything herein contained to the contrary, Company hereby acknowledges that Executive shall be entitled, without restriction, to engage in the following activities (collectively, the "Other Activities"): (i) participate in a Broadway production, stage, theatrical or television production based upon Executive's life; (ii) serve as the executive producer with respect to film and television scripts; (iii) make commercial endorsements in connection with anything other than the Business;
(iv) engage in merchandising activities in connection with anything other than the Business; (v) acquire interests in or receive revenue from a library of television programs commonly known as Don Kirshner's Rock Concert ("Rock Concert"), provided that should Executive acquire the right to license Rock Concert, Company and Executive shall enter in to an industry standard license agreement granting an exclusive license to the Company as to Rock Concert in exchange for royalties to Executive in the amount of five percent (5%) of gross revenues generated by Company under such license agreement; (vi) license of Executive's name and likeness in connection with anything other than the Business; (vii) write or participate in the writing of books based upon Executive's life and other related subjects; and (viii) make speaking engagements and serve as on air host of television, broadcast or radio programming. Company agrees that such Other Activities do not involve a material conflict of interest with the interests of Company, agrees that Executive shall not be accountable to Company in connection with such Other Activities, agrees that no diminution in compensation shall occur as a result the engagement by Executive in the Other Activities and agrees that Company shall have no interest in any revenues generated by Executive from such Other Activities. Subject to the foregoing, Executive shall devote such remaining regular working time as shall reasonably be necessary to the discharge of the duties of Executive to Company.

     3. Membership on the Board. During the Employment Term, Company shall nominate Executive for election to the Board as a member of the management slate at each meeting of the stockholders of Company at which Executive shall come up for election, and Company shall use its best efforts to cause Executive to be elected as a member of the Board, and while Executive is a member of the Board, Executive shall be Chairperson of the Board.

     4. Location of Office. During the Employment Term, the principal offices of Company shall be located at Boca Raton, Florida (the "Initial Location"), and the services provided by Executive pursuant hereto shall be performed primarily at principal offices of Company.

     5.   Monetary Remuneration.

          (a) Base Salary. During the Employment Term, Company shall pay to Executive in consideration of the performance by Executive of the obligations of Executive hereunder (including any services as an officer, member of the Board, employee, member of any committee of Company, or otherwise), a salary (the "Base Salary") at an annual rate equal to Four Hundred Thousand and No/100 Dollars ($400,000.00) payable in advance in equal biweekly installments.
The Base Salary shall be increased (but not decreased) at least annually during the Employment Term by an amount equal to the annual increase in the consumer price index, as applicable each year for the same month as the month in the which the Effective Date (as defined below) shall have occurred and, upon each such increase the term "Base Salary" shall mean such increased amount. If the above-described index is discontinued, a comparable index shall be used.

          (b)  Incentive Compensation.

               (1) Annual Bonus. In addition to the Base Salary, Company shall pay to Executive a bonus (each, an "Annual Bonus") in respect of all or any portion of each fiscal year of Company during the Employment Term, which shall be the greater of the amount determined: (A) by the Board and (B) pursuant to the Bonus Formula (as defined below); provided, however, that in no case shall any Annual Bonus be less than five percent (5%) of Executive's Base Salary paid in the applicable fiscal year. The "Bonus Formula" shall mean a formula determined jointly and in good faith by the Board and Executive designed to provide Executive with incentive compensation each fiscal year commensurate with Executive's status and position as Chairman of the Board, Chief Executive Officer and founder of Company and the contribution and expected contribution of Executive to the success of Company; it being agreed that such formula is to be determined prior to the end of the third quarter of each of the Company's fiscal year during the Employment Term. The Bonus Formula may provide for appropriate adjustment in order to reflect special factors, including, without limitation, material changes in accounting policies or practices, material acquisitions or dispositions or other unusual or unplanned items (an "Adjustment Event"), which in the judgment of the Board, should be taken into account, in whole or in part, in furtherance of equity; it being understood that it is not intended that any such adjustment will either increase or decrease any Annual Bonus for performance following an Adjustment Event comparable to the performance contemplated in setting the Bonus Formula.

               (2)  Transaction Bonus.

                    (A) In addition to the Base Salary and Annual Bonus, in the event that a Disposition Transaction (as defined below) shall occur during the Employment Term or as a result of discussions commenced, or an agreement reached, during the Employment Term or the period ending on the second anniversary of the date of termination of the Employment Term, then, simultaneous with consummation of such Disposition Transaction or, in the event that such Disposition Transaction is a liquidation, simultaneous with completion of such liquidation, Company shall pay to Executive a bonus (a "Transaction Bonus") in an lump sum cash payment in an amount equal to one percent (1%) of the aggregate fair market value (the "Fair Market Value") of all consideration (the "Transaction Consideration") paid or payable (whether in cash, property, securities or any combination of two (2) or more of the foregoing) to Company and/or the stockholders of Company and/or any subsidiary of Company in connection with such Disposition Transaction (each, a "Consideration Recipient" and, collectively, the "Consideration Recipients"). The Fair Market Value of such consideration (other than cash or marketable securities) shall be determined by the Board in good faith.

                    (B)  If a Disposition Transaction involves a
     sale or other disposition of the entire Company or a sale or other transfer of all or substantially all of Company's properties and assets, the amount of the Transaction Bonus in connection with such Disposition Transaction shall be reduced by the amount of all prior Transaction Bonuses paid or payable to Executive.

                    (C)  In the event that the Transaction
     Consideration in connection with a Disposition Transaction shall be subject to future increase as a result of contingent payments which shall not be determined until after consummation of such Disposition Transaction, or in the event that such Disposition Transaction is a liquidation then the amount of any additional Transaction Bonus related to such additional Transaction Consideration shall be paid to Executive simultaneous with payment of such additional Transaction Consideration to the applicable Consideration Recipients.

                    (D) For purposes of this Agreement, the term "Disposition Transaction" shall mean a sale, transfer or other disposition (whether in a single transaction or a series of transactions) of Company or any of its subsidiaries or all or any portion of its or their businesses or assets (whether existing or owned on the Effective Date or thereafter acquired), whether through merger, sale of assets, tender or exchange offer, sales of a majority interest of Company's or any of its subsidiaries' outstanding voting securities, liquidation or otherwise, other than in connection with a public offering of Company's securities or any sale of all or any portion of the assets of Company or any of its subsidiaries which shall occur in the ordinary course of business.

               (3)  Subsidiary Rights Bonus.

                    (A)  In addition to the Base Salary, Annual
     Bonus and Transaction Bonus, in the event that during the Employment Term or within two (2) years after termination of the Employment Term pursuant to a determination of the Board made or an agreement entered into during the Employment Term Company shall (i) issue to stockholders of Company rights to purchase shares of stock of any subsidiary of Company or (ii) distribute to stockholders of Company shares of stock in any subsidiary of Company (a "Subsidiary Transaction"), then simultaneous with any such issuance or distribution, Executive shall be issued rights to purchase an amount of shares of stock in such subsidiary equal to one percent (1%) of the aggregate number of shares subject to all such rights in connection with such issuance at the same price offered to the stockholders of Company in connection such issuance or receive an amount of shares of stock in such subsidiary equal to one percent (1%) of the aggregate number of shares to be distributed in connection with such distribution, as the case may be (each such issuance or distribution referred to as a "Subsidiary Rights Bonus"). The Subsidiary Rights Bonus shall be in addition to, and not in lieu of, any other rights Executive shall have as a stockholder of Company with respect to any Subsidiary Transaction.

               (4) Notwithstanding anything contained in paragraphs 5.(b)(2) or 5.(b)(3) to the contrary, the amount of any Transaction Bonus or Subsidiary Rights Bonus shall be reduced by the amount of any prior Transaction Bonus or Subsidiary Rights Bonus paid or payable to Executive if and to the extent necessary in order to avoid paying any such bonus to Executive more than once with respect to the same business asset.

               (5) Stock Options; Equity Awards. Executive shall be awarded stock options and/or other equity based awards pursuant to any Stock Incentive Plan implemented by the Company (or any successor thereto) each fiscal year in respect of such number of shares of Company's common stock and on such terms and conditions as are commensurate with Executive's status and position as Chairman of the Board, Chief Executive Officer and founder of Company and the contribution and expected contribution of Executive to the success of Company.

     6.   Employee Benefit Programs.

          (a)  Employee Benefits.   Executive shall be entitled to
participate, in accordance with the terms and conditions of the applicable plan, program or arrangement, fringe benefit or perquisites, in all of the employee benefit plans, programs and arrangements, fringe benefits and executive perquisites, which shall hereafter be made available by Company to, or for the benefit of, its senior executive officers or its employees in general. The Employee's participation in any such plans, programs and arrangements, fringe benefits and perquisites shall be on a basis not less favorable than that of any other senior executive officers of Company.

          (b) Business Expenses. During the Employment Term, Company shall reimburse Executive for all reasonable business expenses incurred by Executive in carrying out Executive's duties, services and responsibilities under this Agreement (including, but not limited to, the cost of first class travel, lodging and other related expenses), provided that Executive complies with the generally applicable policies, practices and procedures of Company for submission of expense reports, receipts or similar documentation of such expenses.

          (c) Insurance. During the Employment Term, Company shall provide to Executive, at no cost or expense to Executive, life insurance in an amount not less than One Million dollars ($1,000,000.00) covering Executive, the beneficiary of which life insurance shall be the party or parties determined by Executive.

          (d) Other Benefits. During the Employment Term, Company shall:

               (1) provide Executive, at no cost or expense to Executive, with the use of an automobile (including without limitation, the cost of gas, insurance, licensing, parking and a cellular telephone), which automobile may be selected by Executive not less frequently than every two (2) years and shall be of a class of automobile not less than a Lexus LS470 or comparable class, plus an amount necessary to fully gross-up Executive for all income and employment taxes incurred by Executive in connection with the provision of such automobile and related expenses as provided hereunder;

               (2) purchase and maintain at all times, at no cost or expense to Executive, an officers' and directors' insurance policy in an amount which shall be agreed upon by Company and Executive, but in no event shall be less than Two Million and No/100 Dollars ($2,000,000.00), and which shall name Executive as the insured thereunder;

               (3) if requested by Executive, Company shall provide Executive with a driver and appropriate personal security arrangements.

     7.   Vacation and Sick Leave.

          (a) During the Employment Term, Executive shall be entitled to not less than Four (4) weeks paid vacation annually.
Executive shall be entitled to carry forward unused vacation time.

          (b) During the Employment Term, Executive shall be entitled to a number of sick days annually equal to the number of days in the waiting period for the earliest period of eligibility under any of Company's disability plans. Unused sick days may not be carried forward.

     8. Employment Term. The "Employment Term," as used in this Agreement, shall mean the period which shall commence on the date hereof (the "Effective Date") and, unless otherwise terminated earlier in accordance with the provisions of Paragraph 9 hereof, shall terminate on the fifth anniversary of the Effective Date; provided, however, that on the fifth anniversary of the Effective Date and on each anniversary of the Effective Date thereafter, the Employment Term shall automatically be extended for an additional one year unless prior thereto either party shall have given written notice to the other that such party does not wish to extend the Employment Term.

     9. Termination. Notwithstanding Paragraph 8 hereof to the contrary, the Employment Term shall automatically terminate upon the earliest of any of the following to occur:

          (a)  the death of Executive;

          (b) the termination of Executive's employment by mutual agreement of Company and Executive;

          (c) the termination of Executive's employment by Company for Cause (as defined in Paragraph 10 hereof);

          (d) the termination of Executive's employment by Executive for Good Reason (as defined in Paragraph 11 hereof);

          (e) the termination of Executive's employment by reason of Disability (as determined in accordance with Paragraph 12 hereof); and

          (f) the termination of Executive's employment by Company other than for Cause or by Executive other than for Good Reason.

     10.  Cause.

          (a) Company shall have the right to terminate Executive's employment for "Cause." Cause shall arise in the event that Executive shall have:

               (1) been convicted of or pled nolo contendere to a felony based upon moral turpitude; or

               (2) willfully engaged in misconduct that is materially injurious to Company.

          (b) For purposes of this Agreement, no act on Executive's part shall be considered "willful" unless Executive shall have acted without good faith and without a reasonable belief that Executive's action was in the best interests of Company. Any act that shall be based upon authority given pursuant to a resolution adopted by the Board or based upon the advice of counsel for Company shall be conclusively presumed to have been done by Executive in good faith and in the best interests of Company. No conduct that is based upon a good faith and honest mistaken belief shall constitute Cause.

          (c) No termination of Executive's employment shall be for Cause unless effected in accordance with the following procedures. Company shall give Executive written notice ("Notice of Termination for Cause") of its intention to terminate Executive's employment for Cause, setting forth in reasonable detail the specific conduct of Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Special Board Meeting for Cause (as defined below). The term "Special Board Meeting for Cause" shall mean a meeting of the Board called and held specifically for the purpose of considering termination of Executive's employment for Cause, that takes place not less than ten (10) and not more than twenty (20) business days after Executive receives the Notice of Termination for Cause. Executive shall be given an opportunity, together with counsel and such others as Executive so desires, to be heard at the Special Meeting for Cause. Termination of Executive's employment for Cause shall be effective when and if a resolution is duly adopted at the Special Board Meeting for Cause by affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board; provided, however, that if within ten (10) business days after the Special Board Meeting for Cause, Executive in good faith notifies Company that Executive disputes Executive's termination for Cause, Executive's employment hereunder shall not be terminated until the date on which the dispute is finally resolved, either by mutual written agreement of the parties, by a final judgment, order or decree of any state or federal court sitting in Palm Beach County, Florida (the time for appeal therefrom having expired and no appeal having been perfected).

     11.  Good Reason.

          (a) Executive may terminate Executive's employment for Good Reason provided that Executive does so within twelve (12) months of Executive having actual knowledge of the occurrence of the event or condition constituting the basis for such termination. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events or conditions:

               (1) any material breach of this Agreement by Company, including, without limitation, the exercise by the Board of any authority which is inconsistent with the authority of Executive provided for herein;

               (2) any change in Executive's status, title, position or responsibilities (including reporting responsibilities) which, in Executive's reasonable judgment, represents an adverse or material change from the status of Executive's, title, position or responsibilities as in effect immediately prior thereto; the assignment to Executive of any duties or responsibilities which, in Executive's reasonable judgment, are inconsistent with Executive's status, title or position; or any removal of Executive from or failure to reappoint or reelect Executive to any of such offices or positions, except in connection with the termination of Executive's employment for Disability, Cause, as a result of Executive's death or by Executive other than for Good Reason;

               (3) a reduction in Executive's Base Salary or incentive compensation below the applicable levels set forth in Paragraph 5 hereof;

               (4) the relocation of the principal offices of Company to a location other than as acceptable to Executive or the requirement that Executive primarily perform Executive's services hereunder anywhere other than Company's principal offices, except for required travel on the business of Company to the extent consistent with Executive's business obligations;;

               (5) the failure by Company to pay to Executive any amounts due hereunder within seven (7) days of the date such amounts shall have been due;

               (6)  the failure by Company to continue in effect
     (without reduction in benefit levels and/or reward opportunities) any of the benefits to be provided hereunder;

               (7) the failure of Company to obtain from any of its successors the express assumption and agreement required under Paragraph 17.(a)(16)(C) hereof;

               (8) any purported termination of Executive's employment by Company for Cause other than pursuant to the provisions of Paragraph 10 hereof;

               (9) a material adverse change in the operations, policies, funding, procedures, practices or professionalism relating to the overall conduct of Company and/or its business operations;

               (10) a Change of Control (as defined below); or

               (11) Executive, in good faith, determines that Executive is unable to perform Executive's duties hereunder for any successor to all or substantially all of the business and/or assets of Company following a transaction described in Paragraph 17.(a)(16)(C) hereof.

          (b) Any termination of the Employment Term by Executive for Good Reason shall be communicated to Company by a written notice that:

               (1) indicates the specific termination provision of this Paragraph 11 relied upon;

               (2) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated; and

               (3) sets forth the proposed date of termination of the Employment Term which in no event shall be less than five
     (5) days nor more than sixty (60) days after the date of such notice.

     12. Disability. In the event of a physical or mental infirmity which renders Executive unable to substantially perform Executive's duties, services and responsibilities hereunder for a period of one hundred and eighty (180) consecutive calendar days (a "Disability"), the Employment Term shall automatically terminate on such one hundred and eightieth calendar day, without any further or additional action on the part of Company. The determination as to whether a Disability shall exist shall be made by a physician selected by Executive or Executive's legal representative, and reasonably acceptable to Company. Such physician's determination as to the existence of a Disability shall be final, binding and conclusive on Company and Executive.

     13.  Effect of a Termination.

          (a)  Termination Payments.

               (1) In the event that the Employment Term shall be terminated for any reason Company shall pay to Executive the following payments and benefits (all such payments and benefits set forth in this Paragraph 13.(a)(1) are hereinafter referred to as the "Accrued Compensation and Benefits"):

                    (A) Company shall pay to Executive, in a lump sum cash payment not later than ten (10) days following the date of termination of the Employment Term, any Base Salary accrued hereunder on or prior to the date of termination but not theretofore paid to Executive, plus an additional amount of Base Salary in respect of Executive's accrued and unused vacation (including any amounts carried forward from prior years);

                    (B) Company shall pay to Executive, in a lump sum cash payment not later than ten (10) days following the date of termination of the Employment Term, an amount equal to the Bonus Amount (as defined below) multiplied by a fraction, the numerator of which shall be the number of days in the fiscal year in which the date of termination of the Employment Term shall have occurred, and the denominator of which shall be the number three hundred and sixty-five (365);

                    (C)  Company shall pay to the executive, not
     later than ten (10) days following the date of termination of the Employment Term (in cash where applicable), any incentive compensation that has been earned pursuant to any of the provisions of Paragraph 5.(b) hereof but not theretofore paid to Executive;

                    (D)  Executive shall be entitled to any
     Transaction Bonus and Subsidiary Bonus which shall accrue following termination of the Employment Term in accordance with the provisions of Paragraph 5.(b)(2) hereof;

                    (E)  Executive shall be entitled to
     reimbursement for all of Executive's then unreimbursed business expenses in accordance with Paragraph 6.(b) hereof; and

                    (F) Executive shall be entitled, in accordance with the terms and conditions of the applicable plan, program or arrangement, to all benefits accrued under any benefit plans, programs or arrangements in which Executive shall be a participant as of the date of termination.

               (2) In the event that the Employment Term shall be terminated for any reason other than by Company for Cause:

                    (A) to the extent applicable, Executive and the surviving spouse of Executive shall, at the sole expense of Company, be entitled to medical and dental insurance benefits for the remainder of each of their respective lives, which benefits shall in no case be less favorable (on an after-tax basis) in terms of benefit levels applicable to each of Executive and Executive's surviving spouse than that applicable to Executive and Executive's surviving spouse on the date of termination of the Employment Term; and

                    (B)  during the period (the "Continuation
     Period") which shall commence on the date of termination of the Employment Term and shall terminate on the thirty-six (36) month anniversary of such date, to the extent applicable, Executive, the surviving spouse of Executive and/or Executive's dependents, shall, at the sole expense of Company, continue to be covered under any benefits provided by Company to Executive as of the date of termination of the Employment Term, other than any medical and dental insurance benefits for the benefit of Executive and Executive's surviving spouse, which benefits shall be provided in accordance with the provisions of Paragraph 13.(a)(2)(A), as if Executive had continued to be an employee of Company; provided, however, that in the event that participation in any one or more of the Initial Benefits or any successor thereto shall not be possible or the benefits applicable to Executive, Executive's surviving spouse and/or Executive's dependents shall be less favorable than that available immediately prior to termination of the Employment Term, then, during the Continuation Period, Company shall, at its sole expense, provide not less favorable (on an after-tax basis) benefits. The entitlement to all such benefits for the Continuation Period as provided under this Paragraph 13.(a)(2) shall hereinafter referred to as the "Continuation Benefits".

               (3) In the event that the Employment Term shall be terminated due to Executive's death, then, in addition to the Accrued Compensation and Benefits and Continuation Benefits, during the Continuation Period Company shall continue to pay to Executive's spouse, or in the event that Executive shall not have a spouse on the date of death, to Executive's heirs, the Base Salary, plus an amount equal to two (2) times the Bonus Amount (as defined below) which amount shall be paid ratably over the Continuation Period.

               (4) In the event the Employment Term shall be terminated due to the Disability of Executive, then, in addition to the Accrued Compensation and Benefits and Continuation Benefits, during the Continuation Period, Company shall continue to pay to Executive:

                    (A)  an amount equal to:

                         1.   one hundred percent (100%) of the Base
          Salary, for the twelve (12) month period which shall commence on the date of termination of the Employment
          Term,

                         2.   sixty-six percent (66%) of the Base
          Salary for the twelve (12) month period which shall commence on the twelve (12) month anniversary of the date of termination of the Employment Term,

                         3.   thirty-three percent (33%) of the Base
          Salary for the twelve (12) month period which shall commence on the twenty-four (24) month anniversary of the date of termination of the Employment Term, plus

                    (B)  an amount equal to the Bonus Amount (as
     defined below) , which amount shall be paid ratably over the thirty-six (36) month period during which the Base Salary is continued pursuant to this Paragraph 13.(a)(4).

               (5) In the event that the Employment Term shall be terminated by Company without Cause or by Executive for Good
     Reason, then, in addition to the Accrued Compensation and Benefits and Continuation Benefits:

                    (A) not later than fifteen (15) days following the date of termination of the Employment Term, Company shall pay to Executive in a lump sum cash payment an amount equal to three (3) times the sum of:

                         1.   the Base Salary; and

                         2.   an amount (the "Bonus Amount") equal
          to the highest Annual Bonus paid or payable to Executive in respect of any of the three (3) fiscal years prior to the fiscal year in which the date of termination of the Employment Term shall have occurred;

                    (B) notwithstanding the terms and conditions of any plan, agreement or arrangement, all outstanding options to acquire securities of Company, stock appreciation rights, shares of restricted stock and other equity-based awards held by Executive on the date of termination of the Employment Term shall be fully vested and all restrictions thereon or on the underlying securities shall lapse;

                    (C) not later than thirty (30) days following the date of termination of the Employment Term, Company shall pay to Executive in a lump sum cash payment an amount equal to the Black-Scholes Value of the Foregone Options (each as defined below). For purposes of this Section 13.(a)(5)(C), the term "Black-Scholes Value" shall mean the value, using the Black-Scholes method of valuation, of options to purchase securities of Company, as calculated by a compensation consultant that shall be mutually approved by Company and Executive, in each case, which approval shall not unreasonably be withheld. For purposes of this Section 13.(a)(5)(C), the term "Foregone Options" shall mean a number of options to acquire securities of Company equal to the number of such options which shall have been granted to Executive during the two (2) year period terminating on the date of termination of the Employment Term or, in the event that termination shall occur following a Change of Control, during the two (2) year period terminating on the Change of Control if more favorable to Executive; and

                    (D) not later than thirty (30) days following the date of termination of the Employment Term, Company shall pay to Executive in a lump sum cash payment an amount equal to the excess of:

                         1.   the Expected Retirement Benefit (as
          defined below) had:

                              a.   Executive remained employed by
          Company for an additional three (3) complete years of credited service;

                              b.   Executive's annual compensation
          during such period been equal to the sum of the Base
          Salary and Bonus Amount;

                              c.   Company made employer
          contributions to each defined contribution plan in which Executive was a participant as of the date of termination of the Employment Term (in an amount equal to the amount of such contribution for the plan year immediately preceding such date or, in the event that termination shall occur following a Change of Control, for the plan year immediately preceding the plan year in which the Change of Control shall have occurred if more favorable to Executive); and

                              d.   Executive been fully (100%)
          vested in Executive's benefit under each retirement plan in which Executive was a participant over

                         2.   the lump sum actuarial equivalent of
          the aggregate retirement benefit Executive shall actually be entitled to receive under such retirement plans.

                    (E)  during the Continuation Period, Company
     shall provide to Executive an office (at a location of Executive's choice in the continental United States), furnishings and secretarial and administrative support comparable to what Executive was provided immediately prior to the termination of the Employment Term; and

                    (F) For purposes of Paragraph 13.(a)(5)(D), the term "Expected Retirement Benefit" shall mean the lump sum actuarial equivalent of the aggregate retirement benefit Executive would have been entitled to receive under Company's supplemental and other retirement plans and savings plans, based on the plan provisions as in effect immediately prior to termination of the Employment Term or, in the event that termination shall occur following a Change of Control, immediately prior to the Change of Control if more favorable to Executive, and the "actuarial equivalent" shall be determined in accordance with actuarial assumptions used by the Pension Benefit Guaranty Corporation for single-employer pension plans terminating on the date of termination of the Employment Term.

          (b) Payments in Lieu of Severance. The severance payments provided under this Agreement shall be in lieu of any other severance or termination payment that Executive may be entitled to under any other plan, policy or agreement of or with Company. Executive shall not be required to mitigate the amount of any payments or benefits provided under this Agreement by seeking other employment or otherwise and no such payment or benefit shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent endeavor of employment or for any other reason whatsoever.

          (c)  Excise Tax.

               (1) In the event it shall be determined that any payment (other than the payment provided for in this Paragraph 13.(c)) or distribution of any type to or for the benefit of Executive, by Company, any affiliate of Company, any person who acquires ownership or effective control of Company or ownership of a substantial portion of Company's assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder) or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), is or will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income tax, employment tax or Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

               (2) All determinations that are required to be made under this Paragraph 13.(c), including, but not limited to, determinations as to whether any of the Total Payments are "parachute payments" (within the meaning of Section 280G of the Code), whether a Gross-Up Payment is required, the amount of such Gross-Up Payment and amounts relevant to the last sentence of this Paragraph 13.(c)(2), shall be made by an independent accounting firm selected by Executive from among the four (4) largest accounting firms in the United States (the "Accounting Firm") (including, but not limited to, and without objection by Company and notwithstanding any potential or actual conflict of interest between Company and Executive, any such accounting firm which is then providing or has at any time in the past provided services to Company and/or any subsidiaries or affiliates of Company), which shall provide its determination (the "Determination"), together with detailed supporting calculations, regarding the amount of any Gross-Up Payment and any other relevant matter, both to Company and Executive by no later than ten (10) days after the date Executive's employment is terminated, if applicable, or such other time as requested by Company or by Executive if Executive reasonably believes that there is a possibility that an Excise Tax may be payable in respect of all or any portion of the Total Payments. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive and Company with an opinion reasonably acceptable to Executive and Company that no Excise Tax is payable (including the reasons therefor) and that Executive has substantial authority not to report any Excise Tax on Executive's federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to Executive within twenty (20) days after the Determination (and all accompanying calculations and other material supporting the Determination) is delivered to Company by the Accounting Firm. Any determination by the Accounting Firm shall be binding upon Company and Executive, absent manifest error. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by Company should have been made ("Underpayment"), or that Gross-Up Payments will have been made by Company which should not have been made ("Overpayments"). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment (together with any interest and penalties payable by Executive as a result of such Underpayment) shall be promptly paid by Company to or for the benefit of Executive. In the case of an Overpayment, Executive shall, at the direction and expense of Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, Company, and otherwise reasonably cooperate with Company to correct such Overpayment. The fees and expenses of the Accounting Firm shall be paid by Company.

          (d) Personal Property. In the event the Employment Term shall be terminated for any reason, Executive or such individual or individuals (each, an "Agent") as shall be designated by Executive, or, in the event of Executive's death or Disability, Executive's counsel, shall have the right, at such reasonable time or times as shall be determined in the sole discretion of Executive or Executive's counsel, as the case may be, to retrieve from any premises of Company all personal property belonging to Executive (collectively, the "Personal Property"), including, but not limited to, furniture, machines, notes, writings, memoranda, lists, logs, correspondence, documents, files, reports, technical data, recordings, disks, tapes and any other tangible product or document belonging to Executive.

     14. Indemnification. During the Employment Term and thereafter, to the fullest extent permitted by law, Company shall indemnify Executive and Executive's spouse, and save and hold each of them harmless from and against any damages, liabilities, losses, judgments, fines, amounts paid in settlement, costs and reasonable expenses (including, but not limited to, attorneys' fees and expenses), resulting from, arising out of or in connection with any pending or threatened claim, action, proceeding or investigation (whether civil or criminal) against or affecting Executive or Executive's spouse as a result of Executive or Executive's spouse serving as an officer, director or employee of Company or in any capacity with the consent of or at the request of Company, in or with regard to any other entity, employee benefit plan or enterprise (other than arising out of Executive's or Executive's spouse's acts of material and willful misconduct or intentional (e.g., not negligent representation, etc.) fraud. In the event Company does not compromise or assume the defense of any indemnifiable claim or action against Executive or Executive's spouse, Company shall promptly pay to Executive or Executive's spouse all costs and expenses incurred or to be incurred by Executive or Executive's spouse in defending or responding to any claim or investigation in advance of the final disposition thereof. Company may not agree to any settlement or compromise of any claim against Executive or Executive's spouse, other than a settlement or compromise solely for monetary damages for which Company shall be solely responsible, without the prior written consent of Executive or Executive's spouse, which consent may be withheld. This indemnification shall be in addition to, and not in lieu of, any other indemnification Executive or Executive's spouse shall be entitled to pursuant to Company's Articles of Incorporation, Bylaws or otherwise. Following termination of the Employment Term, Company shall continue to cover Executive and Executive's spouse under Company's directors and officers insurance for the period during which Executive and Executive's spouse may be subject to potential liability for any claim, action or proceeding (whether civil or criminal) as a result of Executive or Executive's spouse serving as an officer, director or employee of, or consultant to, Company or in any capacity at the request of Company, in or with regard to any other entity, employee benefit plan or enterprise (other than arising out of Executive's or his spouse's acts of material and willful misconduct or intentional fraud).

     15.  Certain Definitions.  For purposes of this Agreement:

          (a) the term "Change of Control" shall mean the occurrence of any of the following:

               (1) An acquisition (other than directly from Company) of any voting securities of Company (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of Company's then outstanding Voting Securities; provided, however, in determining whether a Change of Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change of Control. A "Non-Control Acquisition" shall mean an acquisition by:

                    (A)  an employee benefit plan (or a trust
     forming a part thereof) maintained by:

                         1.   Company; or

                         2.   any corporation or other Person of
          which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by Company (for purposes of this definition, a "Subsidiary");

                    (B)  Company or its Subsidiaries;

                    (C)  any Person in connection with a
     "Non-Control Transaction" (as hereinafter defined);

                    (D) any Person who, immediately prior to such acquisition, owned fifty percent (50%) or more of the combined voting power of Company's then outstanding Voting Securities; or

                    (E)  Executive or Executive's Permitted
     Transferees (as hereinafter defined) (each, a "Grandfathered
     Stockholder" and, collectively, the "Grandfathered
     Stockholders") or a Permitted Transferee of any Grandfathered
     Stockholder.

               (2) The individuals who, as of the date hereof are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least two-thirds (2/3) of the members of the Board; provided, however, that if the election, or nomination for election by the shareholders of Company, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent
     Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act or other actual or threatened solicitation of proxies or consents by or on behalf of any "Person" (as the term "person" is used for purposes of Section 13(d) or 14(d) of the Exchange Act) other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

               (3)  The consummation of:

                    (A) A merger, consolidation or reorganization with or into Company or in which securities of Company are issued, unless such merger, consolidation or reorganization is a Non-Control Transaction (as hereinafter defined). A "Non-Control Transaction" shall mean a merger, consolidation or reorganization with or into Company or in which securities of Company are issued where:

                         1.   the shareholders of Company,
          immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization;

                         2.   the individuals who were members of
          the Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds (2/3) of the members of the board of directors of the Surviving Corporation, or a corporation beneficially owning directly or indirectly a majority of the Voting Securities of the Surviving Corporation; and

                         3.   No Person other than:

                              a.   Company,

                              b.   any Subsidiary,

                              c.   any employee benefit plan (or any
               trust forming a part thereof) that, immediately prior to such merger, consolidation or reorganization was maintained by Company or any Subsidiary,

                              d.   any Person who, immediately prior
               to such merger, consolidation or reorganization had Beneficial Ownership of fifty percent (50%) or more of the then outstanding Voting Securities, or

                              e.   the Grandfathered Stockholder,
               has Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the Surviving Corporation's then outstanding voting securities or its common stock;

                    (B) A complete liquidation or dissolution of Company; or

                    (C)  The sale or other disposition of all or
     substantially all of the assets of Company to any Person (other than a transfer to a Subsidiary or the distribution to Company's shareholders of the stock of a Subsidiary or any other assets).

          (b) Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by Company which, by reducing the number of Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by Company, and after such share acquisition by Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change of Control shall occur.

          (c) The term "Permitted Transferee" shall mean with respect to Executive, Executive's immediate family, trusts solely for the benefit of such family members and partnerships in which such family members and/or trusts are the only partners. For this purpose, Executive's "immediate family" means Executive's spouse, parents, children, stepchildren and grandchildren and the spouses of such parents, children, stepchildren and grandchildren.

     16. Covenants of Executive. In order to induce Company to enter into this Agreement, Executive hereby covenants as follows:

          (a)  Assignment.

               (1) Executive hereby irrevocably assigns to Company, or to any party designated by the Company, Executive's entire right, title and interest in all Developments (as hereinafter defined) that are made, conceived, or developed by Executive, in whole or in part, alone or jointly with others, within the scope of Executive's employment with Company. Such assignment shall include, without limitation, all Intellectual Property Rights (as hereinafter defined) in such Developments.

               (2) "Developments" shall mean all discoveries, inventions, designs, improvements, enhancements, ideas, concepts, techniques, know-how, software, documentation or other works of authorship, whether or not copyrightable or patentable, related to any business or technology that has been developed or is under development by Company.

               (3) "Intellectual Property Rights" shall mean all forms of intellectual property rights and protections that may be obtained for, or may pertain to, the Confidential Information (as hereinafter defined) and Developments and may include without limitation all right, title and interest in and to:

                    (A) all Letters Patent and all filed, pending or potential applications for Letters Patent, including any reissue, reexamination, division, continuation or continuation-in-part applications throughout the world now or hereafter filed;

                    (B)  all trade secrets, and all trade secret
     rights and equivalent rights arising under the common law, state law, Federal law and laws of foreign countries;

                    (C) all mask works, copyrights other literary property or author's rights, whether or not protected by copyright or as a mask work, under common law, state law, Federal law and laws of foreign countries; and

                    (D)  all proprietary indicia, trademarks,
     tradenames, symbols, logos and/or brand names under common law, state law, Federal law and laws of foreign countries.

          (b)  Confidentiality.

               (1) During the Restriction Period (as hereafter defined) and thereafter, Executive shall not, directly or indirectly, without the prior written consent of Company, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate governmental agency, disclose to anyone, or use in competition with Company, any Confidential Information (as hereinafter defined) of or pertaining to Company.

               (2)  "Confidential Information" shall mean
     confidential or other proprietary information that is owned by the Company, financial, commercial, business or technical information relating to Company or other information designated as confidential or proprietary by Company, whether generated by Company or received by Company and belonging to suppliers, customers or others who do business with Company, including without limitation trade secrets, advertising arrangements, costs, financial data, employee information or information as to organization structure of Company, hardware and software designs, product specifications and documentation, business and product plans, customer lists, and other confidential business information.

               (3) Confidential Information shall not include information which:

                    (A) is or becomes public knowledge without any action by, or involvement of, Executive;

                    (B) is disclosed by Executive with the prior written approval of Company; or

                    (C) is disclosed pursuant to any judicial or governmental order, provided that Executive gives Company sufficient prior notice to contest such order.

               (4) Executive shall not disclose to Company, use in Company's business, or cause Company to use, any confidential or proprietary information or materials of any third party.

          (c) Records. All papers, books and records of every kind and description relating to the business and affairs of Company, or any of its affiliates, whether or not prepared by Executive, other than Executive's Personal Property, shall be the sole and exclusive property of Company, and Executive shall surrender same to Company immediately upon expiration of the Employment Term.

          (d)  Competition.

               (1) Executive shall not, during the Restriction Period (as defined below), anywhere in the Restricted Area (as defined below), directly or indirectly engage in or become associated as an employee, consultant, partner, owner, agent, stockholder, officer or director of, or otherwise have a business relationship with, any person or organization engaged in, or about to become engaged in, a business that competes, directly or indirectly, with the business of Company.

               (2) "Restriction Period" shall mean the period commencing on the date hereof and continuing until the date thirty six (36) months after the expiration of the Employment Term.

               (3) "Restricted Area" shall mean the United States of America and any of its possessions.

               (4) Notwithstanding anything herein contained to the contrary, this paragraph shall not prohibit Executive from owning up to ten percent (10%) of the outstanding shares of any class of securities that are registered under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act.

          (e) Solicitation. During the Restriction Period, the Executive shall not directly or indirectly solicit for employment on the Executive's own behalf, or on behalf of any other enterprise, any individual who is or has been an employee, agent or independent contractor of the Company at any time during the Employment Term or the Restriction Period.

          (f) Reformation. The provisions contained in this paragraph 16 as to the time periods, geographic area and scope of activities restricted shall be deemed divisible, so that if any provision contained in this paragraph 16 is determined to be invalid or unenforceable, that provision shall be deemed modified so as to be valid and enforceable to the full extent lawfully permitted.

          (g) Enforcement. Executive acknowledges, agrees and warrants that the covenants contained in this paragraph 16 are reasonable, that valid consideration has been and will be received by Executive in exchange therefor and that the agreements set forth herein are the result of arms-length negotiations between Company and Executive. Executive recognizes that the provisions of this paragraph 16 are of vital importance to the continuing welfare of Company, and its affiliates, and that money damages would constitute a totally inadequate remedy for any violation thereof. Accordingly, in the event of any such violation by Executive, Company, and its affiliates, in addition to any other remedies available thereto, shall have the right to institute and maintain a proceeding to compel specific performance thereof or to issue an injunction restraining any action by the Executive (without the necessity of posting a bond in connection therewith) for any violation of this paragraph 16.

     17.  Miscellaneous

               (1) Construction. Whenever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply. Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply.

               (2) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

               (3) Dispute Resolution. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Florida state or federal court sitting in Palm Beach County, Florida, and the parties hereto hereby consent to the jurisdiction of such courts in any such action or proceeding; provided, however, that neither party shall commence any such action or proceeding unless prior thereto the parties have in good faith attempted to resolve the claim, dispute or cause of action which is the subject of such action or proceeding through mediation by an independent third party.

               (4) Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, written or oral, between them as to such subject matter.

               (5) Facsimile Execution. Facsimile signatures on counterparts of this Agreement are hereby authorized and shall be acknowledged as if such facsimile signatures were an original execution.

               (6) Full Settlement. Company's obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that Company may have against Executive or others. Company hereby acknowledges that it will be difficult and may be impossible to measure the amount of damages which Executive may suffer as a result of a termination of the Employment Term. Accordingly, the foregoing payments are hereby acknowledged by Company to be reasonable and will be liquidated damages, and Executive will not be required to mitigate the amount of any such payments by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive hereunder or otherwise.

               (7) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, without reference to the principles of conflict of laws.

               (8) Headings and Numbers. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

               (9) Legal Fees. In addition to any obligation Company may have under Paragraph 14 hereof, Company shall promptly pay, upon demand by Executive, all legal fees, court costs, fees of experts and other costs and expenses when incurred by Executive in connection with any actual, threatened or contemplated litigation or legal, administrative or other proceeding brought under or involving this Agreement to which Executive is or expects to become a party, whether or not initiated by Executive. Subject to any rights of Executive under Paragraph 14 hereof, if Company or, if Company shall not be a party to such litigation or proceeding, the party opposing Executive, shall prevail against Executive alone in Executive's individual and not fiduciary capacity on the material issues involved in any such litigation or proceeding (other than a litigation or proceeding involving Paragraph 13.(c) hereof), then, after all rights of appeal shall have been exercised or shall have lapsed, Executive shall promptly repay to Company all amounts previously paid to the Employee under this Paragraph 17.(a)(9) in respect of such claim, but without interest thereon.

               (10) Modifications. Neither this Agreement nor any provision hereof may be modified, altered, amended or waived except by an instrument in writing duly signed by the party to be charged.

               (11) Non-Exclusivity of Rights. Nothing contained in this Agreement shall prevent or limit Executive's continuing or future participation in any plan, program, policy or practice provided by Company for which Executive may qualify (including, but not limited to, the Initial Benefits), except with respect to any plan, program, policy or practice which shall provide severance or termination payments, nor shall anything contained in this Agreement limit or otherwise affect such rights as Executive may have under any contract or agreement with Company, except with respect to any contract or agreement which shall provide severance or termination payments. Vested benefits and other amounts that Executive shall otherwise be entitled to receive under any plan, program, policy or practice of, or any contract or agreement with, Company (including, but not limited to, the Initial Benefits) on or after the date of termination of the Employment Term shall be payable in accordance with the terms of each such plan, program, policy, practice, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

               (12) Non-Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party to enforce each and every provision in accordance with its terms. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at that time or at any prior or subsequent time.

               (13) Notices. Every notice relating to this Agreement shall be in writing and shall be given by personal delivery or by registered or certified mail, postage prepaid, return receipt requested as set forth below. Either of the parties hereto may change their address for purposes of notice hereunder by giving notice in writing to such other party pursuant to this Paragraph 17.(a)(13).

     If to Company:

_______________________________________

_______________________________________

_______________________________________

_______________________________________


     If to Executive:

_______________________________________

_______________________________________

_______________________________________

_______________________________________

               (14) Rabbi Trust. Upon the occurrence of a Change of Control, Company shall deposit into a "rabbi trust," established solely for the benefit of Executive and meeting the requirements of Rev. Proc. 92-64, 1992-2 C.B. 422, and the terms of which are reasonably acceptable to Executive, an amount of cash sufficient (as determined by Company in good faith, subject to the approval of Executive, which approval shall not unreasonably be withheld) to fund the anticipated payments and benefits under this Agreement.

               (15) Severability. The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

               (16) Successors.

                    (A)  This Agreement is personal to Executive
     and, without the prior written consent of Company, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

                    (B) This Agreement shall inure to the benefit of and be binding upon Company and its successors and assignees.

                    (C)  Company shall require any successor
     (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean both Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

               (17) Transferability of Rights and Benefits. The rights and benefits of Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Payments under this Agreement shall not be considered assets of Executive in the event of insolvency or bankruptcy.

                    (Signatures Appear Next Page)

     IN WITNESS WHEREOF, Company has caused this Agreement to be executed by authority of the Board and Executive has executed this Agreement, each on the day and year first above written.


                                   Kirshner International, Inc.



                                   By:/s/ Donald Kirshner
                                     Donald Kirshner, President






                                   /s/ Donald Kirshner
                                   Donald Kirshner